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                                                                     EXHIBIT 8.2

                           [BENNETT JONES LETTERHEAD]

November 2, 1999


Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas  77056-4400

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Apache Corporation, a Delaware corporation (the "Company"), and Apache Finance Canada Corporation, an unlimited liability company organized under the laws of Nova Scotia, Canada (the "Issuer"), in connection with the Company's and the Issuer's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of up to an aggregate $400,000,000 principal amount of the Issuer's debt securities (the "Debt Securities") and the guarantees (the "Guarantees") of the Debt Securities by the Company. The Debt Securities are to be issued from time to time in one or more series pursuant to an Indenture among the Issuer, the Company, as guarantor, and the Chase Manhattan Bank, as trustee. The terms of the Debt Securities and Guarantees, which are set forth in the Registration Statement, are incorporated herein by reference.

         Based upon the terms of the Debt Securities and the Guarantees, as set forth in the Registration Statement, we hereby confirm that the discussion set forth in the Registration Statement under the caption "Certain Income Tax Considerations - Canadian Federal Income Tax Considerations," except as otherwise stated therein, constitutes our opinion as to the material Canadian federal income tax considerations to persons who are non-residents of Canada of purchasing, owning and disposing of the Debt Securities.

         The opinions expressed in the preceding paragraph are limited to the tax matters specifically discussed under the caption "Certain Income Tax Considerations - Canadian Federal Income Tax Considerations" in the Registration Statement, and is subject to the qualifications, limitations and restrictions contained generally in the opening paragraph under the caption "Certain Income Tax Considerations" in the Registration Statement and more specifically under the caption "Certain Income Tax Considerations - Canadian Federal Income Tax Considerations" in the Registration Statement. We have not been asked to address, nor have we addressed, any other tax considerations relating to the Debt Securities and the Guarantees, including the discussion set forth in the Registration Statement under the caption "Certain Income Tax Considerations - United States Federal Income Tax Considerations," for which we understand you are relying on the opinion of Chamberlain, Hrdlicka, White, Williams & Martin, Houston, Texas.






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         Pursuant to the provisions of Rule 436(a) promulgated by the Securities and Exchange Commission under the 1933 Act, we hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Certain Income Tax Considerations - Canadian Federal
Income Tax Considerations" and "Legal Matters" in the related prospectus included therein.

                                                     Very truly yours,